Exhibit 99.1

Company Contacts:

Gregg Bodnar

Chief Financial Officer

(630) 410-4633

Laurel Lefebvre

Vice President, Investor Relations

(630) 410-5230

Media Contact:

ICR, Inc.

Alecia Pulman

(203) 682-8224

ULTA BEAUTY ANNOUNCES SECOND QUARTER 2012 RESULTS

Total Sales Increased 22.1%

Comparable Store Sales Increased 9.3%

Diluted EPS Increased 42.1% to $0.54

Bolingbrook, IL – September 6, 2012 – Ulta Beauty [NASDAQ:ULTA] today announced financial results for the thirteen week period (“Second Quarter”) and twenty-six week period (“First Six Months”) ended July 28, 2012, which compares to the same periods ended July 30, 2011.

For the Second Quarter:

•	Net sales increased 22.1% to $481.7 million from $394.6 million in the second quarter of fiscal 2011;

•	Comparable store sales (sales for stores open at least 14 months) increased 9.3% compared to an increase of 11.3% in the second quarter of fiscal 2011;

•	Gross profit increased 80 basis points to 34.8% from 34.0% in the second quarter of fiscal 2011;

•	Selling, general and administrative (SG&A) expense as a percentage of net sales decreased 100 basis points compared to the second quarter of fiscal 2011;

•

Preopening expenses increased to $4.1 million, compared to $3.8 million in the second quarter of fiscal 2011. Real estate activity in the second quarter of fiscal 2012 included 22 new stores, 1 relocation and 9 remodels compared to 21 new stores and 15 remodels in the second quarter of fiscal 2011;

•	Operating income increased 44.9% to $57.5 million, or 11.9% of net sales, compared to $39.7 million, or 10.1% of net sales, in the second quarter of fiscal 2011;

•	Net income increased 46.4% to $35.0 million compared to $23.9 million in the second quarter of fiscal 2011; and

•	Income per diluted share increased 42.1% to $0.54 compared to $0.38 in the second quarter of fiscal 2011.

Chuck Rubin, President and Chief Executive Officer of Ulta stated, “We are very pleased to report excellent results for the second quarter. The team drove strong sales and profit growth by continuing to focus on the five components of our multi-year growth strategy: accelerating store growth, introducing new products, services and brands, enhancing our loyalty program, broadening our marketing reach and increasing our digital focus with Ulta.com. Second quarter highlights include strong new store productivity and solid execution of our accelerated new store program. Our rich pipeline of new products and brands continues to drive traffic and market share gains. We are pleased with our progress with the roll out of the 50 additional Lancôme boutiques we announced last quarter. We are also excited to announce the addition of Clinique boutiques in 35 additional stores in light of the success of the 13 stores currently offering Clinique. Our loyalty program reached the milestone of 10 million active customers with 50% of the stores now on the new points program. All of these strategies combined to drive gains in market share and awareness and continued to position Ulta as the beauty authority. Most importantly, our 15,000 associates are creating a fun, inviting environment to make Ulta the place where guests are increasingly choosing to shop.”

For the First Six Months:

•	Net sales increased 22.4% to $955.8 million from $780.6 million in the first six months of fiscal 2011;

•	Comparable store sales (sales for stores open at least 14 months) increased 9.7% compared to an increase of 11.2% in the first six months of fiscal 2011;

•	Gross profit increased 90 basis points to 35.4% from 34.5% in the first six months fiscal 2011;

•	SG&A expense as a percentage of net sales decreased 110 basis points compared to the first six months in fiscal 2011;

•

Pre-opening expense increased to $6.6 million compared to $5.0 million in the second quarter of fiscal 2011 due to the Company’s accelerated new store program which included 40 new stores, 2 relocation and 9 remodels in the first six months fiscal 2012 compared to 26 new stores, 1 relocations and 17 remodel stores in the first six months fiscal 2011;

•	Operating income increased 46.0% to $114.9 million, or 12.0% of net sales, compared to $78.7 million, or 10.1% of net sales, in the first six months of fiscal 2011;

•	Net income increased 48.0% to $69.9 million compared to $47.2 million in the first six months of fiscal 2011; and

•	Income per diluted share increased 45.3% to $1.09 compared to $0.75 in the first six months of fiscal 2011.

Balance Sheet and Cash Flow

Merchandise inventories at the end of the second quarter totaled $316.7 million, compared to $258.8 million at the end of the second quarter of fiscal 2011, representing an increase of $57.9 million. The increase in inventory was primarily due to the addition of 74 net new stores opened since July 30, 2011 and the opening of the Company’s third distribution center in Chambersburg, Pennsylvania during the first quarter of fiscal 2012. Average inventory per store, including the investment in the new Chambersburg distribution center, increased 3.9% compared to the prior year, well below the 9.3% comparable store sales increase.

The Company did not utilize its credit facility during the first half of the year.

Store Expansion

During the second quarter, the Company opened 22 stores located in Boise, ID; Charleston, WV; Coeur D’Alene, ID; Council Bluffs, IA; Dubuque, IA; Fenton, MO; Florence, SC; Lake Forest, CA; Madison, MS; Monroe, LA; Northville, MI; Novi, MI; Plano, TX; Ramsey, NJ; Sand City, CA; Sanford, FL; Stillwater, OK; Stuart, FL; Temple, TX; Turlock, CA; Valencia, CA and Waldorf, MD and relocated one store in Palm Desert, CA. The Company ended the second quarter with 489 stores and square footage of 5,188,128, which represents an 18% increase in square footage compared to the second quarter of fiscal 2011.

Outlook

For the third quarter of fiscal 2012, the Company currently expects net sales in the range of $494 million to $503 million, compared to actual net sales of $413.1 million in the third quarter of fiscal 2011. This assumes comparable stores sales increase 6% to 8%, compared to a 9.6% increase last year.

Income per diluted share for the third quarter of fiscal 2012 is estimated to be in the range of $0.54 to $0.56. The range includes approximately $0.04 per diluted share of additional pre-opening expense associated with the planned 52 new stores opening in the third quarter of 2012 compared to 28 new stores in the third quarter of 2011, as well as a modest impact from the opening of the new Chambersburg distribution center and the planned expansion of prestige brand boutiques. This compares to income per diluted share for the third quarter of fiscal 2011 of $0.42.

For fiscal 2012, the Company plans to:

•	achieve comparable store sales growth of approximately 8%, approximately 300 basis points above the high end of the Company’s long-term comparable store sales growth goal of 3% to 5%;

•

deliver earnings per share in the range of $2.58 to $2.60, including the negative impact of approximately $0.07 to $0.08 of income per diluted share associated with the accelerated new store program, the opening of the new Chambersburg distribution center and the planned expansion of prestige brand boutiques;

•

incur capital of approximately $180 million in fiscal 2012, compared to $129 million in fiscal 2011. 2012 capital expenditures include approximately $10 million in incremental capital required for the expansion of prestige brand boutiques;

•	expand square footage by approximately 22% with the opening of approximately 100 new stores;

•	remodel approximately 21 locations; and

•	generate free cash flow.

Conference Call Information

A conference call to discuss second quarter results is scheduled for today, September 6, 2012, at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003. The conference call will also be web-cast live at http://ir.ulta.com and remain available for 90 days. A replay of this call will be available until 11:59 p.m. (ET) on September 13, 2012 and can be accessed by dialing (877) 870-5176 and entering conference ID number 398573.

About Ulta Beauty

Ulta Beauty is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta Beauty provides affordable indulgence to its customers by combining unmatched product breadth, value and convenience with the distinctive environment and experience of a specialty retailer. Ulta Beauty offers a unique combination of over 20,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta Beauty also offers a full-service salon in all of its stores. As of July 28, 2012, the Company operates 489 retail stores across 45 states and also distributes its products through the Company’s website: www.ulta.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales; and other risk factors detailed in our public filings with the Securities and Exchange Commission (SEC), including risk factors contained in our Annual Report on Form 10-K for the fiscal year ended January 28, 2012. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1

Ulta Salon, Cosmetics & Fragrance, Inc.

Statements of Income

(In thousands, except per share amounts)

	13 Weeks Ended		13 Weeks Ended
	July 28, 2012		July 30, 2011
	(Unaudited)		(Unaudited)
Net sales	$481,683	100.0%	$394,567	100.0%
Cost of sales	314,058	65.2%	260,280	66.0%

Gross profit	167,625	34.8%	134,287	34.0%

Selling, general and administrative expense	106,040	22.0%	90,811	23.0%
Pre-opening expenses	4,126	0.9%	3,816	1.0%

Operating income	57,459	11.9%	39,660	10.1%
Interest expense	104	0.0%	147	0.0%

Income before income taxes	57,355	11.9%	39,513	10.0%
Income tax expense	22,357	4.6%	15,608	4.0%

Net income	$34,998	7.3%	$23,905	6.1%

Net income per common share:
Basic	$0.55		$0.39
Diluted	$0.54		$0.38

Weighted average common shares outstanding:
Basic	63,070		61,126
Diluted	64,293		63,241

Exhibit 2

Ulta Salon, Cosmetics & Fragrance, Inc.

Statements of Income

(In thousands, except per share amounts)

	26 Weeks Ended		26 Weeks Ended
	July 28, 2012		July 30, 2011
	(Unaudited)		(Unaudited)
Net sales	$955,781	100.0%	$780,573	100.0%
Cost of sales	617,244	64.6%	511,381	65.5%

Gross profit	338,537	35.4%	269,192	34.5%

Selling, general and administrative expense	216,983	22.7%	185,426	23.8%
Pre-opening expenses	6,649	0.7%	5,046	0.6%

Operating income	114,905	12.0%	78,720	10.1%
Interest expense	125	0.0%	320	0.0%

Income before income taxes	114,780	12.0%	78,400	10.0%
Income tax expense	44,914	4.7%	31,199	4.0%

Net income	$69,866	7.3%	$47,201	6.0%

Net income per common share:
Basic	$1.11		$0.78
Diluted	$1.09		$0.75

Weighted average common shares outstanding:
Basic	62,782		60,840
Diluted	64,202		63,013

Dividends declared per common share	$1.00		$—

Exhibit 3

Ulta Salon, Cosmetics & Fragrance, Inc.

Condensed Balance Sheets

(In thousands)

	July 28, 2012	January 28, 2012	July 30, 2011
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$197,401	$253,738	$142,545
Receivables, net	32,279	26,153	19,939
Merchandise inventories, net	316,734	244,647	258,752
Prepaid expenses and other current assets	46,345	43,430	34,114

Prepaid income taxes	12,690	—	—
Deferred income taxes	12,257	12,264	8,922

Total current assets	617,706	580,232	464,272

Property and equipment, net	421,063	376,985	351,576

Total assets	$1,038,769	$957,217	$815,848

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$88,881	$86,442	$81,380
Accrued liabilities	80,507	74,411	73,745
Accrued income taxes	—	4,002	483

Total current liabilities	169,388	164,855	155,608

Deferred rent	186,486	163,463	153,159
Deferred income taxes	43,210	44,195	29,049

Total liabilities	399,084	372,513	337,816

Commitments and contingencies

Total stockholders’ equity	639,685	584,704	478,032

Total liabilities and stockholders’ equity	$1,038,769	$957,217	$815,848

Exhibit 4

Ulta Salon, Cosmetics & Fragrance, Inc.

Statements of Cash Flows

(In thousands)

	26 Weeks Ended
	July 28, 2012	July 30, 2011
	(Unaudited)
Operating activities
Net income	$69,866	$47,201
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42,614	36,400
Deferred income taxes	(978)	(977)
Non-cash stock compensation charges	6,346	5,196
Excess tax benefits from stock-based compensation	(27,788)	(10,049)
Loss on disposal of property and equipment	447	402
Change in operating assets and liabilities:
Receivables	(6,126)	2,353
Merchandise inventories	(72,087)	(40,236)
Prepaid expenses and other current assets	(2,915)	(1,324)
Income taxes	11,096	21,216
Accounts payable	2,439	(5,713)
Accrued liabilities	(9,705)	(12,119)
Deferred rent	23,023	18,587

Net cash provided by operating activities	36,232	60,937

Investing activities
Purchases of property and equipment	(71,338)	(52,679)

Net cash used in investing activities	(71,338)	(52,679)

Financing activities
Dividends paid	(62,482)	—
Excess tax benefits from stock-based compensation	27,788	10,049
Stock options exercised	13,514	13,053
Common stock repurchased	(51)	—

Net cash (used in) provided by financing activities	(21,231)	23,102

Net (decrease) increase in cash and cash equivalents	(56,337)	31,360
Cash and cash equivalents at beginning of period	253,738	111,185

Cash and cash equivalents at end of period	$197,401	$142,545

.

Exhibit 5

2012 Store Expansion

Fiscal 2012	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter	449	18	0	467
2nd Quarter	467	22	0	489

Fiscal 2012	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Gross square feet for stores closed during the quarter	Total gross square feet at end of the quarter
1st Quarter	4,747,148	202,706	0	4,949,854
2nd Quarter	4,949,854	238,274	0	5,188,128